Resource Center: 1-800-732-6643                                    Exhibit 99.1

Contact:     Pete Bakel
202-752-2034
Date:    May 8, 2014

Fannie Mae Reports Net Income of $5.3 Billion and Comprehensive Income of $5.7 Billion for First Quarter 2014

•	Fannie Mae reported net income of $5.3 billion, the company’s ninth consecutive quarterly profit, and comprehensive income of $5.7 billion for the first quarter of 2014.

•	Fannie Mae’s financial results for the first quarter of 2014 included $4.1 billion in revenue from legal settlements relating to private-label securities lawsuits.

•
Fannie Mae expects to pay Treasury $5.7 billion in dividends in June 2014. With the expected June dividend payment, Fannie Mae will have paid a total of $126.8 billion in dividends to Treasury in comparison to $116.1 billion in draw requests since 2008. Dividend payments do not offset prior Treasury draws.

•	Fannie Mae has funded the mortgage market with more than $4.1 trillion in liquidity since 2009, enabling families to buy, refinance, or rent a home.

•	Fannie Mae is supporting the housing recovery by providing access to affordable mortgages and by helping to build a safer, transparent, and sustainable housing finance system.

WASHINGTON, DC — Fannie Mae (FNMA/OTC) reported net income of $5.3 billion for the first quarter of 2014 and comprehensive income of $5.7 billion. The company reported a positive net worth of $8.1 billion as of March 31, 2014 and expects to pay $5.7 billion to Treasury in June as a dividend on the senior preferred stock in the second quarter of 2014.
Fannie Mae reported the company’s ninth consecutive quarterly profit for the first quarter of 2014. Key financial drivers included stable revenues attributable to guaranty fees and declining revenues attributable to the company’s retained mortgage portfolio. Net revenues included $4.1 billion in revenue from settlement agreements in the first quarter of 2014 relating to private-label mortgage-related securities sold to Fannie Mae. In addition, the company benefited from $1.0 billion in credit-related income, offset by fair value losses of $1.2 billion as a result of a decrease in longer-term interest rates during the first quarter of 2014.
Fannie Mae’s net income of $5.3 billion and comprehensive income of $5.7 billion for the first quarter of 2014 compares to net income of $58.7 billion and comprehensive income of $59.3 billion for the first quarter of 2013, which reflected Fannie Mae’s release of a majority of the valuation allowance on its deferred tax assets. Fannie Mae’s first quarter 2014 comprehensive income includes a provision for federal income taxes of $2.6 billion resulting from the company’s estimated federal income tax expense for the first quarter 2014.
Fannie Mae expects to remain profitable for the foreseeable future. While the company expects its annual net income to remain strong over the next few years, the company expects its annual net income to be substantially lower than its net income for 2013. Net income may vary significantly from period to period.

First Quarter 2014 Results	1

ABOUT FANNIE MAE’S CONSERVATORSHIP
Fannie Mae has operated under the conservatorship of the Federal Housing Finance Agency (“FHFA”) since September 6, 2008. Fannie Mae has not received funds from Treasury since the first quarter of 2012. The funding the company has received under its senior preferred stock purchase agreement with Treasury has provided the company with the capital and liquidity needed to fulfill its mission of providing liquidity and support to the nation’s housing finance markets and to avoid a trigger of mandatory receivership under the Federal Housing Finance Regulatory Reform Act of 2008. For periods through March 31, 2014, Fannie Mae has requested cumulative draws totaling $116.1 billion and paid $121.1 billion in dividends to Treasury. Under the senior preferred stock purchase agreement, the payment of dividends cannot be used to offset prior draws. As a result, Treasury maintains a liquidation preference of $117.1 billion on the company’s senior preferred stock.
Treasury Draws and Dividend Payments

(1)
Treasury draw requests are shown in the period for which requested and do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which Fannie Mae did not receive any cash proceeds. The payment of dividends cannot be used to offset prior Treasury draws.

(2)	Fannie Mae expects to pay a dividend for the second quarter of 2014 calculated based on the company’s net worth of $8.1 billion as of March 31, 2014 less a capital reserve amount of $2.4 billion.

(3)	Amounts may not sum due to rounding.
In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended senior preferred stock purchase agreement does not allow the company to build a capital reserve. Beginning in 2013, the required senior preferred stock dividends each quarter equal the amount, if any, by which the company’s net worth as of the end of the immediately preceding fiscal quarter exceeds an applicable capital reserve amount. The capital reserve amount is $2.4 billion for each quarter of 2014 and will be reduced by $600 million each year until it reaches zero in 2018.
The amount of remaining funding available to Fannie Mae under the senior preferred stock purchase agreement with Treasury is currently $117.6 billion.
Fannie Mae is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the senior preferred stock purchase agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “Business—Conservatorship and Treasury Agreements” in the company’s annual report on Form 10-K for the year ended December 31, 2013.

First Quarter 2014 Results	2

PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Fannie Mae provided more than $4.1 trillion in liquidity to the mortgage market from January 1, 2009 through March 31, 2014 through its purchases and guarantees of loans, which enabled borrowers to complete 12.5 million mortgage refinancings and 3.9 million home purchases, and provided financing for 2.3 million units of multifamily housing.
The company remained the largest single issuer of single-family mortgage-related securities in the secondary market in the first quarter of 2014, with an estimated market share of new single-family mortgage-related securities issuances of 41 percent in the first quarter of 2014, compared with 46 percent in the fourth quarter of 2013 and 48 percent in the first quarter of 2013.
Fannie Mae also remained a constant source of liquidity in the multifamily market. As of December 31, 2013 (the latest date for which information is available), the company owned or guaranteed approximately 20 percent of the outstanding debt on multifamily properties.

First Quarter 2014 Results	3

HELPING TO BUILD A SUSTAINABLE HOUSING FINANCE SYSTEM
In addition to continuing to provide liquidity and support to the mortgage market, Fannie Mae has devoted significant resources toward helping to build a sustainable housing finance system for the future, including pursuing the strategic goals identified by its conservator, FHFA. These strategic goals are: build a new infrastructure for the secondary mortgage market; gradually contract the company’s dominant presence in the marketplace while simplifying and shrinking its operations; and maintain foreclosure prevention activities and credit availability for new and refinanced mortgages.
CREDIT QUALITY
New Single-Family Book of Business: While continuing to make it possible for families to purchase, refinance, or rent a home, Fannie Mae has established responsible credit standards. Since 2009, Fannie Mae has seen the effect of actions it took, beginning in 2008, to significantly strengthen its underwriting and eligibility standards and change its pricing to promote sustainable homeownership and stability in the housing market. Single-family conventional loans acquired by Fannie Mae in the first three months of 2014 had a weighted average borrower FICO credit score at origination of 741 and a weighted average original loan-to-value (“LTV”) ratio of 77 percent.
As of March 31, 2014, 78 percent of Fannie Mae’s single-family conventional guaranty book of business consisted of loans it had purchased or guaranteed since the beginning of 2009. Given their strong credit risk profile and based on their performance so far, the company expects that in the aggregate these loans will be profitable over their lifetime, meaning the company’s guaranty fee income on these loans will exceed the company’s credit losses and administrative costs for them.
As of March 31, 2014, Fannie Mae’s new book of business (loans purchased or guaranteed since 2009) was comprised of 25 percent of home purchase mortgages and 75 percent of loan refinancings. Refinancings included 14 percent of loans acquired through the Home Affordable Refinance Program (“HARP”), 11 percent of loans through Fannie Mae’s Refi PlusTM initiative (excluding HARP), and 50 percent other refinancings (excluding Refi Plus refinancing). Our Refi Plus initiative, which started in April 2009 and includes HARP, provides expanded refinance opportunities for eligible Fannie Mae borrowers, and may involve the refinance of existing Fannie Mae loans with high loan-to-value ratios, including loans with loan-to-value ratios in excess of 100 percent.

First Quarter 2014 Results	4

REFINANCING INITIATIVES
Through the company’s Refi Plus initiative, which offers refinancing flexibility to eligible Fannie Mae borrowers and includes HARP, the company acquired approximately 97,000 loans in the first quarter of 2014. Some borrowers’ monthly payments increased as they took advantage of the ability to refinance through Refi Plus to reduce the term of their loan, to switch from an adjustable-rate mortgage to a fixed-rate mortgage, or to switch from an interest-only mortgage to a fully amortizing mortgage. Even taking these into account, refinancings delivered to Fannie Mae through Refi Plus in the first quarter of 2014 reduced borrowers’ monthly mortgage payments by an average of $157.
Fannie Mae’s single-family serious delinquency rate has declined each quarter since the first quarter of 2010, and was 2.19 percent as of March 31, 2014, compared with 5.47 percent as of March 31, 2010. This decrease is the result of home retention solutions, foreclosure alternatives, and completed foreclosures, as well as the company’s acquisition of loans with stronger credit profiles since the beginning of 2009.

First Quarter 2014 Results	5

HOME RETENTION SOLUTIONS AND FORECLOSURE ALTERNATIVES
To reduce the credit losses Fannie Mae ultimately incurs on its legacy book of business, the company has been focusing its efforts on several strategies, including reducing defaults by offering home retention solutions, such as loan modifications. Fannie Mae completed more than 36,000 loan modifications during the first quarter of 2014, bringing the total number of loan modifications the company has completed since January 1, 2009 to approximately 1.1 million.
Fannie Mae views foreclosure as a last resort. For homeowners and communities in need, the company offers alternatives to foreclosure. We provided approximately 1.6 million loan workouts from the beginning of 2009 through March 31, 2014, enabling borrowers to avoid foreclosure. In dealing with homeowners in distress, the company first seeks home retention solutions, which enable borrowers to stay in their homes, before turning to foreclosure alternatives. When there is no viable home retention solution or foreclosure alternative that can be applied, the company seeks to move to foreclosure expeditiously in an effort to minimize prolonged delinquencies that can hurt local home values and destabilize communities.

	For the Three Months Ended		For the Year Ended December 31,
	March 31, 2014		2013		2012		2011
	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans
	(Dollars in millions)
Home retention strategies:
Modifications	$6,191	36,044	$28,801	160,007	$30,640	163,412	$42,793	213,340
Repayment plans and forbearances completed	296	2,255	1,594	12,022	3,298	23,329	5,042	35,318
Total home retention strategies	6,487	38,299	30,395	172,029	33,938	186,741	47,835	248,658
Foreclosure alternatives:
Short sales	1,374	6,804	9,786	46,570	15,916	73,528	15,412	70,275
Deeds-in-lieu of foreclosure	528	3,323	2,504	15,379	2,590	15,204	1,679	9,558
Total foreclosure alternatives	1,902	10,127	12,290	61,949	18,506	88,732	17,091	79,833
Total loan workouts	$8,389	48,426	$42,685	233,978	$52,444	275,473	$64,926	328,491
Loan workouts as a percentage of single-family guaranty book of business	1.17%	1.10%	1.48%	1.33%	1.85%	1.57%	2.29%	1.85%

First Quarter 2014 Results	6

FORECLOSURES AND REO
Fannie Mae acquired 31,896 single-family REO properties, primarily through foreclosure, in the first quarter of 2014, compared with 32,208 in the fourth quarter of 2013. As of March 31, 2014, the company’s inventory of single-family REO properties was 102,398, compared with 103,229 as of December 31, 2013. The carrying value of the company’s single-family REO was $10.5 billion as of March 31, 2014.
The company’s single-family foreclosure rate was 0.73 percent for the first three months of 2014. This reflects the annualized total number of single-family properties acquired through foreclosure or deeds-in-lieu of foreclosure as a percentage of the total number of loans in Fannie Mae’s single-family guaranty book of business.

	For the Three Months Ended March 31,
	2014	2013
Single-family foreclosed properties (number of properties):
Beginning of period inventory of single-family foreclosed properties (REO)	103,229	105,666
Total properties acquired through foreclosure	31,896	38,717
Dispositions of REO	(32,727)	(42,934)
End of period inventory of single-family foreclosed properties (REO)	102,398	101,449
Carrying value of single-family foreclosed properties (dollars in millions)	$10,492	$9,263
Single-family foreclosure rate	0.73%	0.89%
Fannie Mae’s financial data for the first quarter of 2014 are available in the accompanying Appendix; however, investors and interested parties should read the company’s First Quarter 2014 Form 10-Q, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s Web site, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, fair value balance sheets, and other matters in its First Quarter 2014 Form 10-Q. Additional information about the company’s credit performance, the characteristics of its guaranty book of business, its foreclosure-prevention efforts, and other measures is contained in the “2014 First Quarter Credit Supplement” at www.fanniemae.com.

# # #

In this release and the accompanying Appendix, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements regarding the company’s future income and other financial results, including its profitability; the company’s future revenues; the profitability of its loans; its future dividend payments to Treasury; the impact of the company’s actions to reduce credit losses; and the future fair value of the company’s trading securities and derivatives. These estimates, forecasts, expectations, and statements are forward looking statements based on the company’s current assumptions regarding numerous factors, including future home prices and the future performance of its loans. Actual results and future projections, could be materially different from what is set forth in the forward-looking statements as a result of home price changes, interest rate changes, unemployment rates, other macroeconomic and housing market variables, the company’s future serious delinquency rates, government policy, credit availability, borrower behavior, including increases in the number of underwater borrowers who strategically default on their mortgage loan, the volume of loans it modifies, the nature, volume and effectiveness of its loss mitigation strategies and activities, significant changes in modification and foreclosure activity, management of its real estate owned inventory and pursuit of contractual remedies, changes in the fair value of its assets and liabilities, impairments of its assets, future legislative or regulatory requirements that have a significant impact on the company’s business such as a requirement that the company implement a principal forgiveness program or the enactment of housing finance reform legislation, future updates to the company’s models relating to loss reserves, including the assumptions used by these models, changes in generally accepted accounting principles, changes to the company’s accounting policies, failures by its mortgage seller-servicers to fulfill their repurchase obligations to it, effects from activities the company takes to support the mortgage market and help borrowers, the conservatorship and its effect on the company’s business, the investment by Treasury and its effect on the company’s business, the uncertainty of the company’s future, the company’s future guaranty fee pricing and the impact of that pricing on the company’s competitive environment, challenges the company faces in retaining and hiring qualified employees, the deteriorated credit performance of many loans in the company’s guaranty book of business, a decrease in the company’s credit ratings, defaults by one or more institutional counterparties, resolution or settlement agreements the company may enter into with its counterparties, operational control weaknesses, changes in the fiscal and monetary policies of the Federal Reserve, including the effect of the tapering of its

First Quarter 2014 Results	7

program of purchasing mortgage-related securities and any future sales of such securities, changes in the structure and regulation of the financial services industry, the company’s ability to access the debt markets, disruptions in the housing, credit, and stock markets, government investigations and litigation, the performance of the company’s servicers, conditions in the foreclosure environment, natural or other disasters, and many other factors, including those discussed in the “Risk Factors” section of and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2013 and the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2014, and elsewhere in this release.

Fannie Mae provides Web site addresses in its news releases solely for readers’ information. Other content or information appearing on these Web sites is not part of this release.

Fannie Mae enables people to buy, refinance, or rent a home.

Visit us at www.fanniemae.com/progress

Follow us on Twitter: http://twitter.com/FannieMae

First Quarter 2014 Results	8

APPENDIX
SUMMARY OF FIRST QUARTER 2014 RESULTS
Fannie Mae reported net income of $5.3 billion for the first quarter of 2014, compared with net income of $58.7 billion for the first quarter of 2013. Fannie Mae reported comprehensive income of $5.7 billion for the first quarter of 2014, compared with comprehensive income of $59.3 billion for the first quarter of 2013.

(Dollars in millions)	1Q14	4Q13	Variance	1Q14	1Q13	Variance
Net interest income	$4,738	$4,851	$(113)	$4,738	$6,304	$(1,566)
Fee and other income	4,355	2,136	2,219	4,355	568	3,787
Net revenues	9,093	6,987	2,106	9,093	6,872	2,221
Investment gains, net	146	135	11	146	118	28
Net other-than-temporary impairments	(51)	(22)	(29)	(51)	(9)	(42)
Fair value (losses) gains, net	(1,190)	961	(2,151)	(1,190)	834	(2,024)
Administrative expenses	(672)	(632)	(40)	(672)	(641)	(31)
Credit-related income
Benefit for credit losses	774	—	774	774	957	(183)
Foreclosed property income	262	1,082	(820)	262	260	2
Total credit-related income	1,036	1,082	(46)	1,036	1,217	(181)
Other non-interest expenses(1)	(453)	(237)	(216)	(453)	(277)	(176)
Net (losses) gains and (expenses) income	(1,184)	1,287	(2,471)	(1,184)	1,242	(2,426)
Income before federal income taxes	7,909	8,274	(365)	7,909	8,114	(205)
(Provision) benefit for federal income taxes	(2,584)	(1,816)	(768)	(2,584)	50,571	(53,155)
Net income	5,325	6,458	(1,133)	5,325	58,685	(53,360)
Less: Net income attributable to noncontrolling interest	—	(1)	1	—	—	—
Net income attributable to Fannie Mae	$5,325	$6,457	$(1,132)	$5,325	$58,685	$(53,360)
Total comprehensive income attributable to Fannie Mae	$5,697	$6,590	$(893)	$5,697	$59,339	$(53,642)
Dividends available for distribution to senior preferred stockholder	$(5,692)	$(7,191)	$1,499	$(5,692)	$(59,368)	$53,676
(1)    Consists of debt extinguishments (losses) gains, net, TCCA fees and other expenses, net.
Net Revenues were $9.1 billion for the first quarter of 2014, compared with $7.0 billion for the fourth quarter of 2013. Net interest income, which includes guaranty fee revenue, was $4.7 billion for the first quarter of 2014, compared with $4.9 billion for the fourth quarter of 2013. The increase in net revenues compared with the fourth quarter of 2013 was driven primarily by an increase in income from settlement agreements resolving certain lawsuits relating to private-label mortgage-related securities sold to Fannie Mae. The decrease in net interest income compared with the fourth quarter of 2013 was due to lower interest income from portfolio assets due to a decline in the company’s retained portfolio, partially offset by lower interest expense on funding debt and higher guaranty fees. As Fannie Mae reduces the size of its retained mortgage portfolio in compliance with the terms of the senior preferred stock purchase agreement, revenues generated by its retained mortgage portfolio assets also will decrease. As a result of both the shrinking of the company’s retained mortgage portfolio and the impact of guaranty fee increases, Fannie Mae expects that, in the near future, guaranty fees will become the primary source of the company’s revenues.

First Quarter 2014 Results	9

Credit-Related Income, which consists of recognition of a benefit for credit losses and foreclosed property income, was $1.0 billion in the first quarter of 2014, compared with $1.1 billion in the fourth quarter of 2013.
Total Loss Reserves, which reflect the company’s estimate of the probable losses the company has incurred in its guaranty book of business, including concessions it granted borrowers upon modification of their loans, were $45.3 billion as of March 31, 2014, compared with $47.3 billion as of December 31, 2013. The total loss reserve coverage to total nonaccrual loans was 60 percent as of March 31, 2014, compared with 57 percent as of December 31, 2013.

First Quarter 2014 Results	10

Net Fair Value Losses were $1.2 billion in the first quarter of 2014, compared with gains of $1.0 billion in the fourth quarter of 2013. First quarter 2014 fair value losses were driven primarily by losses on risk management derivatives as a result of a decrease in longer-term interest rates compared with fair value gains in the fourth quarter of 2013, which were driven by gains on risk management derivatives as a result of an increase in longer-term interest rates. The estimated fair value of the company’s trading securities and derivatives may fluctuate substantially from period to period because of changes in interest rates, credit spreads, and interest rate volatility, as well as activity related to these financial instruments.
BUSINESS SEGMENT RESULTS
The business groups running Fannie Mae’s three reporting segments – its Single-Family business, its Multifamily business, and its Capital Markets group – engage in complementary business activities in pursuing the company’s mission of providing liquidity, stability, and affordability to the U.S. housing market. The company’s Single-Family and Multifamily businesses work with Fannie Mae’s lender customers, who deliver mortgage loans that the company acquires and securitizes into Fannie Mae MBS. The Capital Markets group manages the company’s investment activity in mortgage-related assets and other interest-earning non-mortgage investments, funding investments in mortgage-related assets primarily with proceeds received from the issuance of Fannie Mae debt securities in the domestic and international capital markets. The Capital Markets group also provides liquidity to the mortgage market through short-term financing and other activities.
Single-Family business had net income of $2.1 billion in the first quarter of 2014, similar to $2.1 billion in net income reported in the fourth quarter of 2013. Single-Family net income for the first quarter of 2014 was driven primarily by guaranty fee income. The Single-Family guaranty book of business was $2.88 trillion as of March 31, 2014 and $2.89 trillion as of December 31, 2013. Single-Family guaranty fee income was $2.9 billion in the first quarter of 2014 and $2.8 billion in the fourth quarter of 2013.
Multifamily business had net income of $330 million in the first quarter of 2014, compared with $706 million in the fourth quarter of 2013. The decrease in net income in the first quarter of 2014 compared with the fourth quarter of 2013 was due primarily to a decrease in credit-related income and a decrease in gains on the sale of partnership investments. Multifamily recorded credit-related income of $34 million in the first quarter of 2014, compared with credit-related income of $234 million in the fourth quarter of

First Quarter 2014 Results	11

2013. This decline was driven by greater improvement in property valuations in the fourth quarter of 2013 compared with the first quarter of 2014. The Multifamily guaranty book of business was $199.0 billion as of March 31, 2014, compared with $200.6 billion as of December 31, 2013. Multifamily guaranty fee income was $311 million for the first quarter of 2014 and $315 million for the fourth quarter of 2013.
Capital Markets group had net income of $3.8 billion in the first quarter of 2014, compared with $4.5 billion in the fourth quarter of 2013. The decrease in net income in the first quarter of 2014 compared with the fourth quarter of 2013 was due primarily to fair value losses, offset by an increase in fee and other income as a result of settlement agreements related to private-label mortgage-related securities. Fair value losses for the first quarter of 2014 were $1.3 billion, compared with gains of $1.1 billion in the fourth quarter of 2013. Capital Markets’ net interest income for the first quarter of 2014 was $1.8 billion, compared with $2.0 billion in the fourth quarter of 2013. The Capital Markets retained mortgage portfolio balance decreased to $467.7 billion as of March 31, 2014, compared with $490.7 billion as of December 31, 2013, resulting from purchases of $34.4 billion and liquidations and sales of $57.4 billion during the quarter.

(Dollars in millions)	1Q14	4Q13	Variance	1Q14	1Q13	Variance
Single-Family Segment:
Guaranty fee income	$2,870	$2,830	$40	$2,870	$2,375	$495
Credit-related income	1,002	848	154	1,002	1,034	(32)
Other	(836)	(877)	41	(836)	(88)	(748)
Income before federal income taxes	3,036	2,801	235	3,036	3,321	(285)
(Provision) benefit for federal income taxes	(927)	(667)	(260)	(927)	31,578	(32,505)
Net income	$2,109	$2,134	$(25)	$2,109	$34,899	$(32,790)
Multifamily Segment:
Guaranty fee income	$311	$315	$(4)	$311	$291	$20
Credit-related income	34	234	(200)	34	183	(149)
Other	(24)	203	(227)	(24)	37	(61)
Income before federal income taxes	321	752	(431)	321	511	(190)
Benefit (provision) for federal income taxes	9	(46)	55	9	7,988	(7,979)
Net income	$330	$706	$(376)	$330	$8,499	$(8,169)
Capital Markets Segment:
Net interest income	$1,830	$2,031	$(201)	$1,830	$2,742	$(912)
Investment gains, net	1,336	1,074	262	1,336	1,349	(13)
Fair value (losses) gains, net	(1,337)	1,061	(2,398)	(1,337)	875	(2,212)
Other	3,672	1,461	2,211	3,672	(86)	3,758
Income before federal income taxes	5,501	5,627	(126)	5,501	4,880	621
(Provision) benefit for federal income taxes	(1,666)	(1,103)	(563)	(1,666)	11,005	(12,671)
Net income	$3,835	$4,524	$(689)	$3,835	$15,885	$(12,050)

First Quarter 2014 Results	12

ANNEX I
FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in millions, except share amounts)

	As of
	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$14,056	$19,228
Restricted cash (includes $20,550 and $23,982, respectively, related to consolidated trusts)	24,583	28,995
Federal funds sold and securities purchased under agreements to resell or similar arrangements	12,750	38,975
Investments in securities:
Trading, at fair value	31,795	30,768
Available-for-sale, at fair value (includes $949 and $998, respectively, related to consolidated trusts)	37,128	38,171
Total investments in securities	68,923	68,939
Mortgage loans:
Loans held for sale, at lower of cost or fair value (includes $201 and $31, respectively, related to consolidated trusts)	1,494	380
Loans held for investment, at amortized cost:
Of Fannie Mae	290,903	300,159
Of consolidated trusts (includes $14,637 and $14,268 respectively, at fair value and loans pledged as collateral that may be sold or repledged of $415 and $442, respectively)	2,767,530	2,769,547
Total loans held for investment	3,058,433	3,069,706
Allowance for loan losses	(41,911)	(43,846)
Total loans held for investment, net of allowance	3,016,522	3,025,860
Total mortgage loans	3,018,016	3,026,240
Accrued interest receivable, net (includes $7,463 and $7,271, respectively, related to consolidated trusts)	8,459	8,319
Acquired property, net	11,960	11,621
Deferred tax assets, net	45,366	47,560
Other assets (includes cash pledged as collateral of $1,291 and $1,590, respectively)	22,392	20,231
Total assets	$3,226,505	$3,270,108
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $8,262 and $8,276, respectively, related to consolidated trusts)	$10,681	$10,553
Federal funds purchased and securities sold under agreements to repurchase	25	—
Debt:
Of Fannie Mae (includes $1,775 and $1,308, respectively, at fair value)	481,853	529,434
Of consolidated trusts (includes $15,373 and $14,976, respectively, at fair value)	2,712,842	2,705,089
Other liabilities (includes $444 and $488, respectively, related to consolidated trusts)	13,012	15,441
Total liabilities	3,218,413	3,260,517
Commitments and contingencies	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock, 1,000,000 shares issued and outstanding	117,149	117,149
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,080,657 shares outstanding	687	687
Accumulated deficit	(123,098)	(121,227)
Accumulated other comprehensive income	1,575	1,203
Treasury stock, at cost, 150,682,046 shares	(7,401)	(7,401)
Total Fannie Mae stockholders’ equity	8,042	9,541
Noncontrolling interest	50	50
Total equity	8,092	9,591
Total liabilities and equity	$3,226,505	$3,270,108

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2014 Form 10-Q

First Quarter 2014 Results	13

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars and shares in millions, except per share amounts)

	For the Three Months
	Ended March 31,
	2014	2013
Interest income:
Trading securities	$127	$226
Available-for-sale securities	440	673
Mortgage loans (includes $25,954 and $25,394, respectively, related to consolidated trusts)	28,588	29,224
Other	24	57
Total interest income	29,179	30,180
Interest expense:
Short-term debt	20	43
Long-term debt (includes $22,076 and $21,158, respectively, related to consolidated trusts)	24,421	23,833
Total interest expense	24,441	23,876
Net interest income	4,738	6,304
Benefit for credit losses	774	957
Net interest income after benefit for credit losses	5,512	7,261
Investment gains, net	146	118
Net other-than-temporary impairments	(51)	(9)
Fair value (losses) gains, net	(1,190)	834
Debt extinguishment losses, net	—	(23)
Fee and other income	4,355	568
Non-interest income	3,260	1,488
Administrative expenses:
Salaries and employee benefits	325	317
Professional services	242	223
Occupancy expenses	50	46
Other administrative expenses	55	55
Total administrative expenses	672	641
Foreclosed property income	(262)	(260)
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	322	186
Other expenses, net	131	68
Total expenses	863	635
Income before federal income taxes	7,909	8,114
(Provision) benefit for federal income taxes	(2,584)	50,571
Net income	5,325	58,685
Other comprehensive income:
Changes in unrealized gains on available-for-sale securities, net of reclassification adjustments and taxes	372	648
Other	—	6
Total other comprehensive income	372	654
Total comprehensive income attributable to Fannie Mae	$5,697	$59,339
Net income attributable to Fannie Mae	5,325	58,685
Dividends available for distribution to senior preferred stockholder	(5,692)	(59,368)
Net loss attributable to common stockholders	$(367)	$(683)
Loss per share: basic and diluted	$(0.06)	$(0.12)
Weighted-average common shares outstanding: basic and diluted	5,762	5,762

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2014 Form 10-Q

First Quarter 2014 Results	14

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Cash Flows— (Unaudited)
(Dollars in millions)

	For the Three Months Ended March 31,
	2014	2013
Net cash used in operating activities	$(1,321)	$(6,420)
Cash flows provided by investing activities:
Purchases of trading securities held for investment	—	(2,021)
Proceeds from maturities and paydowns of trading securities held for investment	333	659
Proceeds from sales of trading securities held for investment	486	781
Proceeds from maturities and paydowns of available-for-sale securities	1,446	2,689
Proceeds from sales of available-for-sale securities	35	270
Purchases of loans held for investment	(24,486)	(60,504)
Proceeds from repayments and sales of loans acquired as held for investment of Fannie Mae	6,217	18,470
Proceeds from repayments and sales of loans acquired as held for investment of consolidated trusts	80,610	201,345
Net change in restricted cash	4,412	10,688
Advances to lenders	(20,501)	(38,471)
Proceeds from disposition of acquired property and preforeclosure sales	6,329	13,057
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	26,225	(46,850)
Other, net	(385)	7
Net cash provided by investing activities	80,721	100,120
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	69,086	155,561
Payments to redeem debt of Fannie Mae	(117,058)	(141,422)
Proceeds from issuance of debt of consolidated trusts	58,216	122,408
Payments to redeem debt of consolidated trusts	(87,643)	(223,943)
Payments of cash dividends on senior preferred stock to Treasury	(7,191)	(4,224)
Other, net	18	216
Net cash used in financing activities	(84,572)	(91,404)
Net (decrease) increase in cash and cash equivalents	(5,172)	2,296
Cash and cash equivalents at beginning of period	19,228	21,117
Cash and cash equivalents at end of period	$14,056	$23,413
Cash paid during the period for:
Interest	$26,567	$27,824
Income taxes	425	—

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2014 Form 10-Q

First Quarter 2014 Results	15